UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2009

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 12, 2009, Hansen Medical, Inc. (the “Company”) entered into an Indemnity Agreement with Kevin Hykes, who had been elected to the Company’s Board of Directors on July 28, 2009. The Indemnity Agreement requires the Company to indemnify Mr. Hykes for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him in any action or proceeding arising out of his services as a director of the Company or any of the Company’s subsidiaries or any other company or enterprise to which Mr. Hykes provides services at the Company’s request. This description of the Indemnity Agreement is qualified in its entirety by reference to the full text of the form of such agreement, a copy of which was previously filed as exhibit to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed on October 2, 2006.

Also on October 12, 2009, the Company entered into Amended and Restated Indemnity Agreements with John Freund, Russell Hirsch, Joseph Mandato and James Shapiro, each a director of the Company. On July 28, 2009, the Company’s Board of Directors approved a form of Amended and Restated Indemnity Agreement for its directors that are affiliated with venture capital funds. The Amended and Restated Indemnity Agreement clarifies the intent of the Company and the director-indemnitees that any indemnification and/or insurance provided by venture capital funds that are affiliated with director-indemnities is secondary to the primary obligation of the Company to indemnify the director-indemnitees for matters that are covered by the Company’s indemnity agreements with its director-indemnities. This description of the form of Amended and Restated Indemnity Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: October 13, 2009	/s/ STEVEN M. VAN DICK
Steven M. Van Dick Chief Financial Officer